Exhibit 99.1

Vista Gold Corp. Announces First Quarter Financial Results and Corporate Update

Denver, Colorado, May 2, 2022 – Vista Gold Corp. (NYSE American and TSX: VGZ) (“Vista” or the “Company”) today announced its unaudited financial results for the quarter ended March 31, 2022, which are highlighted by reported cash totaling $12.8 million. All dollar amounts in this press release are in U.S. dollars.

Frederick H. Earnest, President and Chief Executive Officer of Vista, commented, “As announced in February, we achieved a major milestone with the completion of the Feasibility Study (“2022 FS”) for our 100%-owned Mt Todd gold project (“Mt Todd” or the “Project”), which increased gold reserves by 19% to 6.98 million ounces with estimated average annual production of 479,000 ounces of gold during the first seven years of commercial operations and extended the mine life to 16 years. The completion of the 2022 FS represents a significant step in de-risking Mt Todd and readying the Project for development. We subsequently announced the appointment of CIBC Capital Markets (“CIBC”) as Vista’s strategic advisor to lead a formal process to assist in evaluating a broad range of alternatives to unlock the value of Mt Todd and arranging an accretive transaction. During the quarter we also successfully completed the exploration drilling program at Mt Todd, continued to monetize non-core assets, and maintained the strength of our balance sheet with quarter end cash of $12.8 million.

We believe the 2022 FS demonstrates the robust economics of the Project, which combined with the approval of all major permits for development distinguish Mt Todd as a unique, near-term development opportunity in a stable and mining friendly jurisdiction. I’m excited with the progress by CIBC to date and committed to achieving an outcome that provides appropriate opportunity for value creation by recognizing a greater portion of the intrinsic value of Mt Todd and minimizing the potential for future dilution.”

First Quarter Highlights and Recent Developments

●	Completed the Mt Todd Feasibility Study;
●	Appointed CIBC as Strategic Advisor;
●	Received the final $2.5 million Awak Mas royalty payment;
●	Completed the exploration drilling program at Mt Todd; and
●	Ended Q1 2022 with cash and cash equivalents of $12.8 million

Feasibility Study

Vista completed the 2022 FS for Mt Todd and announced the results on February 9, 2022 and filed the SK-1300 Technical Report Summary and NI 43-101 Technical Report on February 24, 2022.

A few highlights from the 2022 FS include:

●	After-tax NPV5% of $999.5 million and IRR of 20.6% at a $1,600 gold price;
●	After-tax NPV5% of $1.7 billion and IRR of 29.4% at a $1,900 gold price;

●	After-tax cash flow at a $1,900 gold price of $2.3 billion for years 1 – 7 of commercial operations; and
●	Average annual production of 479,000 ounces of gold during years 1 – 7 of commercial operations.

Note: All dollar amounts stated herein are in U.S. currency and are expressed as $ unless specified otherwise. The foreign exchange (“Fx”) rate used is 0.71 U.S. dollar per Australian dollar.

The 2022 FS addressed recommendations from the 2019 pre-feasibility study; reflects minor updates of the Project design to be consistent with the Mining Management Plan; and advanced the levels of engineering and detailed costing in all areas of the Project. It evaluated several trade-off opportunities (e.g., contract power generation, contract mining and autonomous truck haulage). With new mine plans at prices more reflective of current gold prices, the 2022 FS resulted in a larger reserve and longer mine life.

Appointment of CIBC Capital Markets as Strategic Advisor

In March, Vista appointed CIBC as its strategic advisor to assist in evaluating a broad range of alternatives to unlock the value of the Mt Todd gold project. CIBC’s mandate includes leading a formal process to complete an accretive transaction with the primary focus on maximizing shareholder value. The formal process has commenced. Coinciding with the work of CIBC, in February 2022, Australia lifted restrictions on international travel to and from the country for fully vaccinated individuals. Vista believes this action will have a positive impact for the Company by allowing greater in-person interaction between senior management and local stakeholders, and enhancing the formal process to unlock the value of Mt Todd.

Exploration Drilling Program

Vista completed its exploration drilling at Mt Todd during March 2022 and is awaiting final assay results. The drilling program focused on identifying connecting structures and mineralization between previously interpreted discreet deposits and the potential for efficient resource growth with future drilling along strike from the Batman deposit approximately 1.9 kilometers north to the Golf-Tollis/Penguin targets. This program successfully achieved our goal of demonstrating the regional potential along a 5.4-kilometer portion of the 24-kilometer Batman-Driffield Trend and to outline areas where future drilling can be undertaken to efficiently define additional gold resources.

Vista completed 26 planned drill holes for approximately 8,898 meters. The drill holes consistently intersected mineralization predicted by our geologic model and demonstrate both horizontal and vertical continuity of the targeted structures.

Summary of Q1 2022 Financial Results

At March 31, 2022, cash, cash equivalents and short-term treasury investments totaled $12.8 million. We benefited during the quarter from receipt of $2.5 million from PT Masmindo Dwi Area to exercise its option to cancel the remaining 50% of the Awak Mas net smelter return royalty and continued control over our base expenditures.

Vista reported a net loss of $0.3 million or $0.00 per basic share for the three months ended March 31, 2022, compared to a loss of $3.1 million or $0.03 per basic share for the three month period ended March 31, 2021. The loss for the current quarter was in line with management’s expectations.

Management Conference Call

Management’s quarterly conference call to review financial results for the quarter ended March 31, 2022 and to discuss corporate and project activities is scheduled for Tuesday, May 3, 2022 at 2:00 p.m. MDT (4:00 p.m. EDT).

Participant Toll Free: (844) 898-8648

Participant International: (647) 689-4225

Conference ID:  1976517

This call will also be archived and available at www.vistagold.com after May 3, 2022. Audio replay will be available for 21 days by calling toll-free in North America (855) 859-2056 or (404) 537-3406.

If you are unable to access the audio or phone-in on the day of the conference call, please email your questions to ir@vistagold.com.

For further information, please contact Pamela Solly, Vice President of Investor Relations, at (720) 981-1185.

Mt Todd Technical Report Filings

The Company filed a Technical Report Summary (“TRS” or “Technical Report Summary”) prepared in accordance with subpart 1300 of Regulation S-K under the United States Securities Exchange Act of 1934, as amended (“S-K 1300”) as an exhibit to Vista’s Annual Report on Form 10-K, filed on February 24, 2022. The TRS is entitled “S-K 1300 Technical Report Summary – Mt Todd Gold Project – 50,000 tpd Feasibility Study – Northern Territory, Australia” with an effective date of December 31, 2021 and an issue date of February 9, 2022. This TRS is available on EDGAR at www.sec.gov/edgar.shtml. A companion Technical Report for Canadian purposes, pursuant to National Instrument 43-101 (“NI 43-101”), was filed on SEDAR on February 24, 2022 and is entitled “NI 43-101 Technical Report – Mt Todd Gold Project - 50,000 tpd Feasibility Study – Northern Territory, Australia” with an effective date of December 31, 2021 and an issue date of February 9, 2022 (the “NI 43-101 Technical Report”). The NI 43-101 Technical Report is available on SEDAR at www.sedar.com. Both reports may also be found on Vista’s website at www.vistagold.com.

The technical data and economic conclusions of these reports are identical, with minor differences between the reports resulting only from the respective disclosure requirements of S-K 1300 and NI 43-101.

John Rozelle, Vista’s Sr. Vice President, a Qualified Person as defined by 43-101, has approved this press release.

About Vista Gold Corp.

Vista is a gold project developer. The Company’s flagship asset is the Mt Todd gold project located in the Tier 1, mining friendly jurisdiction of Northern Territory, Australia. Situated approximately 250 km southeast of Darwin, Mt Todd is the largest undeveloped gold project in Australia and, as presently designed, Mt Todd is expected to be one of the top five gold producers in Australia. All major environmental and operating permits have now been approved.

For further information, please contact Pamela Solly, Vice President of Investor Relations, at (720) 981-1185.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as the expected date for our management’s call regarding our financial results; our belief that the completion of the FS represents a significant step in de-risking Mt Todd and readying the Project for development; our belief that the 2022 FS demonstrates the robust economics of the Project, which combined with the approval of all major permits for development distinguish Mt Todd is a unique, near-term development opportunity in a stable and mining friendly jurisdiction; our belief that we remain committed to achieving an outcome that provides appropriate opportunity for value creation by recognizing a greater portion of the intrinsic value of Mt Todd and minimizes the potential for future dilution; our belief that Australia’s lifted travel restrictions will have a positive impact for the Company by allowing greater in-person interaction between senior management and local stakeholders, and enhancing the formal process to unlock the value of Mt Todd; our belief that our goal of demonstrating the regional potential along a 5.4-kilometer portion of the 24-kilometer Batman-Driffield Trend and to outline areas where future drilling can be undertaken to efficiently define additional gold resources has been successfully achieved; our belief that we have maintained the strength of our balance sheet; and our belief that Mt Todd is the largest undeveloped gold project in Australia and, as presently designed, Mt Todd is expected to be one of the top five gold producers in Australia are forward-looking statements and forward-looking information. The material factors and assumptions used to develop the forward-looking statements and forward-looking information contained in this press release include the following: our forecasts and expected cash flows; our projected capital and operating costs; our expectations regarding mining and metallurgical recoveries; mine life and production rates; that laws or regulations impacting mine development or mining activities will remain consistent; our approved business plans, our mineral resource and reserve estimates and results of preliminary economic assessments; preliminary feasibility studies and feasibility studies on our projects, if any; our experience with regulators; our experience and knowledge of the Australian mining industry and our expectations of economic conditions and the price of gold. When used in this press release, the words “optimistic,” “potential,” “indicate,” “expect,” “intend,” “hopes,” “believe,” “may,” “will,” “if,” “anticipate” and similar expressions are intended to identify forward-looking statements and forward-looking information. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such statements. Such factors include, among others, uncertainty of resource and reserve estimates, uncertainty as to the Company’s future operating costs and ability to raise capital; risks relating to cost increases for capital and operating costs; risks of shortages and fluctuating costs of equipment or supplies; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; potential effects on our operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; uncertainty as to the results of bulk metallurgical test work; uncertainty as to completion of critical milestones for Mt Todd; and uncertainty as to the impact of the ongoing global health crisis caused by the COVID-19 pandemic; as well as those factors discussed under the headings “Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s latest Annual Report on Form 10-K as filed in February 2022 and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. Except as required by law, we assume no obligation to publicly update any forward-looking statements or forward-looking information; whether as a result of new information, future events or otherwise.